Exhibit 99

Viad Corp Announces Full Year and Fourth Quarter Results

Full Year Net Loss from Continuing Operations per Share of $5.28
Full Year Loss Before Other Items per Share of $0.11

Fourth Quarter Net Loss from Continuing Operations per Share of $0.76
Fourth Quarter Loss Before Other Items per Share of $0.35

PHOENIX--(BUSINESS WIRE)--February 5, 2010--Viad Corp (NYSE:VVI) today announced a full year 2009 net loss from continuing operations of $105.4 million, or $5.28 per diluted share. Viad’s loss before other items was $2.0 million, or $0.11 per diluted share, which excludes favorable resolution of tax matters, non-cash impairment charges and restructuring charges. This compares to the company’s prior guidance of a loss before other items per share of $0.26 to $0.16 and 2008 full year income before other items of $2.28 per share.

  Revenues of $805.8 million were down $315.1 million from 2008 (28.1%), reflecting negative show rotation of $87 million, unfavorable currency translation of approximately $31 million and the impact of the economic recession
  Segment operating income of $4.2 million as compared to $82.0 million in 2008, reflecting lower revenues, partially offset by ongoing cost-reduction efforts, including a year-over-year overhead reduction of more than $40 million
  Free cash flow was an outflow of $30.9 million versus an inflow of $23.3 million in 2008, reflecting lower income and changes in working capital
  Cash and cash equivalents were $116.3 million at December 31, 2009
  Debt was $12.8 million, with a debt-to-capital ratio of 3.2% at December 31, 2009
  Net restructuring charges of $14.1 million pre-tax primarily related to reorganization activities, including facility consolidations
  Impairment charges of $116.9 million pre-tax, including $114.0 million pre-tax related to the non-cash write-down of goodwill and other intangible assets at GES (including Melville) and Becker Group ($2.7 million of which was recognized during the fourth quarter), and $2.9 million pre-tax recognized during the fourth quarter related to the write-down of a non-operating asset held for sale as of December 31, 2009.

In the fourth quarter, Viad recorded a net loss from continuing operations of $15.2 million, or $0.76 per share. Viad’s loss before other items was $6.9 million, or $0.35 per diluted share, which excludes favorable resolution of tax matters, non-cash impairment charges and restructuring charges. This compares to the company’s prior guidance of a loss per share of $0.40 to $0.50 and 2008 fourth quarter income before other items of $0.18 per share.

Paul B. Dykstra, chairman, president and chief executive officer, said, “In the face of a significant economic downturn, we have taken quick and aggressive action. During the year we made significant changes to our business, including deploying a Lean transformation initiative and implementing a comprehensive corporate reorganization. We have made great progress on both of these initiatives. During the year we introduced Lean processes in five of our major tradeshow cities, aligned our various operating companies under common leadership by forming the Marketing & Events Group and the Travel & Recreation Group, and centralized our legal and human resources functions. All of these initiatives helped us to drive productivity improvements, reduce overhead costs, and improve our service levels. We accomplished a lot during a very difficult time, and we made changes to our business that will better position us in 2010 and beyond.”

Fourth Quarter and Full Year 2009 Business Unit Highlights

Viad’s Marketing & Events Group***

($ in millions)	Q4 2009	Q4 2008	Change		2009	2008	Change

Segment revenues:
GES Exposition Services (GES)	$117.3	$132.2	$(14.9)	-11.3%	$562.0	$808.8	$(246.9)	-30.5%
Experiential Marketing Services*	47.1	67.2	(20.1)	-29.9%	168.5	225.4	(56.9)	-25.2%
Group Total	$164.4	$199.4	$(35.0)	-17.5%	$730.5	$1,034.2	$(303.7)	-29.4%
Segment operating income (loss):
GES	$(5.1)	$0.4	$(5.4)	**	$1.8	$58.1	$(56.3)	-97.0%
Experiential Marketing Services	(2.1)	7.7	(9.8)	**	(14.6)	1.9	(16.5)	**
Group Total	$(7.2)	$8.0	$(15.2)	**	$(12.9)	$60.0	$(72.9)	**
Segment operating margins:
GES	-4.3%	0.3%	(460) bps		0.3%	7.2%	(690) bps
Experiential Marketing Services	-4.5%	11.4%	**		-8.7%	0.8%	(950) bps
Group Total	-4.4%	4.0%	(840) bps		-1.8%	5.8%	(760) bps

*	Includes Exhibitgroup/Giltspur (EG) and Becker Group.
**	Change is greater than +/- 100 percent or 1,000 basis points.
***

Effective January 1, 2010, EG and Becker Group were combined into the GES legal entity, and on February 2, 2010, the newly combined legal entity was re-branded and renamed as Global Experience Specialists, Inc. (GES).

Note:	Totals, changes and percentages presented above were calculated using dollars in thousands.

For the fourth quarter of 2009, Marketing & Events Group revenue and operating results declined by $35.0 million and $15.2 million, respectively, from the 2008 fourth quarter. The expected declines reflect weak demand for holiday installations from shopping center clients and base same-show revenue declines of 20 percent, partially offset by $5 million in positive show rotation at GES and ongoing cost reduction efforts.

Full year revenue for the Marketing & Events Group declined $303.7 million from 2008 primarily due to negative show rotation of $87 million, unfavorable currency translation of approximately $27 million, lower tradeshow spending, and decreased demand from shopping center clients. Full year segment operating results declined $72.9 million reflecting lower revenues, partially offset by cost savings initiatives, including overhead reductions.

Dykstra said, “Our Marketing & Events Group responded admirably to the difficult economic conditions. Our ongoing Lean initiatives continue to achieve long-term productivity improvements and we realized overhead cost savings of more than $40 million versus 2008 as a result of aggressive cost reduction measures, including headcount reductions, facility consolidations and tight control over discretionary spending. Additionally, performance based-incentives were insignificant in 2009.”

Viad’s Travel & Recreation Group*

($ in millions)	Q4 2009	Q4 2008	Change		2009	2008	Change

Segment revenues	$5.7	$6.4	$(0.7)	-10.7%	$75.3	$86.6	$(11.3)	-13.1%
Segment operating income (loss)	(2.4)	(1.7)	(0.7)	-37.9%	17.1	22.0	(5.0)	-22.5%
Segment operating margins	-41.5%	-26.9%		**	22.7%	25.4%	(270)	bps

*	Includes Brewster and Glacier Park.
**	Change is greater than +/- 100 percent or 1,000 basis points.
Note:	Changes and percentages presented above were calculated using dollars in thousands.

Travel & Recreation Group revenues and operating results during this segment’s seasonally slow fourth quarter were in line with the company’s prior guidance. As compared to the 2008 fourth quarter, foreign exchange rate variances resulted in both higher revenues (approximately $500,000) and a larger operating loss (approximately $200,000).

Full year Travel & Recreation Group revenues declined by $11.3 million from 2008 with an operating income decline of $5.0 million. Foreign exchange rate variances had an unfavorable impact on full year revenues and operating income of approximately $4 million and $1 million, respectively.

The Travel & Recreation Group was able to produce strong operating margins of nearly 23 percent in 2009 through prudent cost control. Additionally, Brewster and Glacier Park both successfully executed a strategy focused on growing visitation in the local and regional markets in order to help offset weak demand from long-haul group business. Excluding currency translation, the full year revenue decline was 8.4 percent.

2010 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “Although the general economy is beginning to show signs of improvement, the trade show industry lags macro economic trends. As evidenced by our strong results in 2008, we were slow to follow into the recession, and we expect to lag the broader economic rebound. While we experienced some stabilization of same-show revenue declines during late 2009, we anticipate another challenging year in 2010 with continued pressures on trade show and retail marketing spending.

“That said, we are expecting improved profitability in 2010 as a result of our aggressive and ongoing efforts to reduce costs and drive efficiency gains. We also see some bright spots on the top line. Our Travel & Recreation Group and our Marketing & Events Group were both successful in winning business related to the 2010 Olympic Games in Vancouver. We are constructing a massive pavilion and will provide charter motorcoach services for the event. Additionally, Brewster should benefit from greater in-market visitation by Olympics attendees who choose to experience nearby Banff and Jasper National Parks. Finally, Glacier National Park will celebrate its centennial this year, and Glacier Park, Inc.’s 2010 advance bookings are trending well-ahead of last year’s pace.

“Visibility over future revenues remains difficult but we remain focused on delivering the best results possible by capitalizing on the market opportunities that exist, continuing to drive down costs, and delivering high-quality customer service. Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors, especially in the weakened economic environment.”

2010 Full Year Guidance

Marketing & Events Group (Global Experience Specialists and affiliates)

  Total revenues are expected to remain relatively flat to 2009 revenues, with positive show rotation and new business wins offsetting same-show declines.
  Same-show revenues are expected to decline by approximately 10 percent, driven by continued year-on-year decreases in exhibitor spending on trade show activity.
  Annual show rotation, which refers to shows that occur less frequently than annually, is expected to positively impact full year revenues by approximately $25 million. Quarterly show rotation also includes annual shows that shift quarters from one year to the next.
    First quarter show rotation is expected to negatively impact revenues by roughly $5 million.
    Second quarter show rotation is not expected to have a meaningful impact on revenues.
    Third quarter show rotation is expected to positively impact revenues by roughly $35 million.
    Fourth quarter show rotation is expected to negatively impact revenues by roughly $5 million.
  Brand marketer and retail client spending on experiential marketing services (including, exhibits, events, mobile marketing tours, permanent installations and retail environments) is expected to remain under pressure, reflecting constrained marketing budgets due to continued weak consumer spending.
  Variable cost savings from Lean initiatives are expected to approximate $10 million. Viad expects this savings to offset general market pressures on margins.
  Overhead cost savings relating to the reorganization activities are expected to be partially offset by accruals for performance-based incentives during 2010 (performance-based incentives were insignificant in 2009) and savings from contingency-related furloughs during 2009 that are not expected to repeat in 2010, for a net savings of approximately $10 million versus 2009.

Travel & Recreation Group

  Park visitation is expected to improve in Glacier National Park as a result of its Centennial Anniversary; however, visitation to Banff and Jasper National Parks is expected to decrease slightly due to lingering recessionary pressures on global tourism.
  Room occupancy is expected to increase by a low single-digit rate at Glacier Park’s properties (due to the Park’s Centennial Anniversary) and hold relatively constant at Brewster’s Mount Royal Hotel as compared to 2009. Revenue per available room is expected to increase slightly.
  Passenger volumes at Brewster’s attractions are expected to decline at a single-digit rate from 2009. Planned price increases are expected to partially offset the volume declines.
  Transportation revenue is expected to increase slightly as a result of motorcoach contracts relating to the Vancouver Olympic Games, partially offset by general market weakness.

Corporate & Other

  Corporate activities expense is expected to increase by approximately $1 million from 2009, reflecting the reversal of long-term performance-based incentives in 2009.
  Exchange rates are assumed to approximate $0.95 U.S. Dollars per Canadian Dollar and $1.64 U.S. Dollars per British Pound. Currency translation is expected to have a slight positive impact on income per share.
  Net interest expense is expected to be approximately $0.02 per share higher than 2009.
  Restructuring charges (not included in guidance) are anticipated to approximate $0.03 per share in the first quarter. Additional charges may arise as the company continues to reduce its cost structure.
  The effective tax rate on income before other items is assumed to be 38 percent, as compared to the 2009 effective tax rate on income before other items of 42.3 percent.

2010 First Quarter Guidance

For the first quarter, Viad’s loss per share before other items is expected to be in the range of $0.20 to $0.05. This compares to first quarter 2009 income before other items of $0.15 per share. Revenue is expected to be in the range of $205 million to $220 million as compared to $240.9 million in the 2009 first quarter. Segment operating results are expected to be in the range of a loss of $5 million to breakeven as compared to income of $6.7 million in 2009. The declines from 2009 are expected to be driven primarily by expected declines in tradeshow marketing spend (including same-show declines in the range of 15 percent to 20 percent) and negative show rotation of approximately $5 million.

Implicit within this guidance, are the following group revenue and operating income expectations.

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End		High End	Low End		High End

Marketing & Events Group	$200.0	to	$215.0	$(2.0)	to	$3.0
Travel & Recreation Group	$5.0	to	$6.0	$(3.5)	to	$(2.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of fourth quarter and full year 2009 results on Friday, February 5, 2010 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-8270 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists, Inc. (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted, except per share data)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Revenues (Note A)	$170,165	$205,842	$(35,677)	-17.3%	$805,804	$1,120,861	$(315,057)	-28.1%

Segment operating income (loss) (Note A)	$(9,597)	$6,281	$(15,878)	**	$4,188	$82,002	$(77,814)	-94.9%
Corporate activities	(1,377)	(222)	(1,155)	**	(5,607)	(7,534)	1,927	25.6%
Restructuring charges (Note B)	(7,257)	(630)	(6,627)	**	(14,054)	(506)	(13,548)	**
Impairment charges (Note C)	(5,507)	(11,231)	5,724	51.0%	(116,863)	(11,231)	(105,632)	**
Net interest income (expense)	(383)	231	(614)	**	(1,111)	1,485	(2,596)	**
Income (loss) from continuing operations before income taxes	(24,121)	(5,571)	(18,550)	**	(133,447)	64,216	(197,663)	**
Income tax (expense) benefit (Note D)	8,904	1,854	7,050	**	28,639	(20,678)	49,317	**
Income (loss) from continuing operations	(15,217)	(3,717)	(11,500)	**	(104,808)	43,538	(148,346)	**
Income from discontinued operations (Note E)	679	595	84	14.1%	679	385	294	76.4%
Net income (loss)	(14,538)	(3,122)	(11,416)	**	(104,129)	43,923	(148,052)	**
Net loss (income) attributable to noncontrolling interest	58	119	(61)	-51.3%	(582)	(550)	(32)	-5.8%
Net income (loss) attributable to Viad	$(14,480)	$(3,003)	$(11,477)	**	$(104,711)	$43,373	$(148,084)	**

Diluted income (loss) per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders	$(0.76)	$(0.18)	$(0.58)	**	$(5.28)	$2.08	$(7.36)	**
Income from discontinued operations attributable to Viad common shareholders	0.04	0.03	0.01	33.3%	0.03	0.02	0.01	50.0%
Net income (loss) attributable to Viad common shareholders	$(0.72)	$(0.15)	$(0.57)	**	$(5.25)	$2.10	$(7.35)	**

Basic income (loss) per common share (Note F):
Income (loss) from continuing operations attributable to Viad common shareholders	$(0.76)	$(0.18)	$(0.58)	**	$(5.28)	$2.08	$(7.36)	**
Income from discontinued operations attributable to Viad common shareholders	0.04	0.03	0.01	33.3%	0.03	0.02	0.01	50.0%
Net income (loss) attributable to Viad common shareholders	$(0.72)	$(0.15)	$(0.57)	**	$(5.25)	$2.10	$(7.35)	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding shares	19,988	19,928	60	0.3%	19,960	20,172	(212)	-1.1%
Weighted-average outstanding and potentially dilutive shares	19,988	19,928	60	0.3%	19,960	20,493	(533)	-2.6%

** Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(A)	Reportable Segments
		Three months ended December 31,				Year ended December 31,
	(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

	Revenues:
	Marketing & Events Group:
	GES Exposition Services	$117,311	$132,249	$(14,938)	-11.3%	$561,971	$808,847	$(246,876)	-30.5%
	Experiential Marketing Services	47,114	67,166	(20,052)	-29.9%	168,531	225,393	(56,862)	-25.2%
	Subtotal	164,425	199,415	(34,990)	-17.5%	730,502	1,034,240	(303,738)	-29.4%
	Travel & Recreation Group	5,740	6,427	(687)	-10.7%	75,302	86,621	(11,319)	-13.1%
		$170,165	$205,842	$(35,677)	-17.3%	$805,804	$1,120,861	$(315,057)	-28.1%

	Segment operating income (loss):
	Marketing & Events Group:
	GES Exposition Services	$(5,076)	$356	$(5,432)	**	$1,752	$58,101	$(56,349)	-97.0%
	Experiential Marketing Services	(2,141)	7,651	(9,792)	**	(14,621)	1,881	(16,502)	**
	Subtotal	(7,217)	8,007	(15,224)	**	(12,869)	59,982	(72,851)	**
	Travel & Recreation Group	(2,380)	(1,726)	(654)	-37.9%	17,057	22,020	(4,963)	-22.5%
		$(9,597)	$6,281	$(15,878)	**	$4,188	$82,002	$(77,814)	-94.9%

	Operating margins:
	Marketing & Events Group:
	GES Exposition Services	-4.3%	0.3%	(460) bps		0.3%	7.2%	(690) bps
	Experiential Marketing Services	-4.5%	11.4%	NM		-8.7%	0.8%	(950) bps
	Subtotal	-4.4%	4.0%	(840) bps		-1.8%	5.8%	(760) bps
	Travel & Recreation Group	-41.5%	-26.9%	NM		22.7%	25.4%	(270) bps
		-5.6%	3.1%	(870) bps		0.5%	7.3%	(680) bps

** Change is greater than +/- 100 percent.

(B)

Restructuring Charges and Recoveries — In 2009 and 2008, Viad recorded restructuring charges of $15.4 million ($9.9 million after-tax) and $647,000 ($402,000 after-tax), respectively. The 2009 charges primarily related to reorganization activities, including facility consolidations and the 2008 charges primarily related to corporate office expenses, including the elimination of certain positions. In 2009 and 2008, Viad also reversed restructuring reserves of $1.3 million ($789,000 after-tax) and $141,000 ($85,000 after-tax) primarily related to revisions in estimated sublease income associated with certain leased facilities.

(C)

Impairment Charges - During 2009, Viad recorded $116.9 million of impairment charges ($98.2 million after-tax), including $114.0 million ($95.9 million after-tax) related to the non-cash write-down of goodwill and other intangible assets at GES (including Melville) and Becker Group ($2.7 million of which was recognized during the fourth quarter), and $2.9 million ($2.3 million after-tax) recognized during the fourth quarter related to the write-down of a non-operating asset held for sale as of December 31, 2009. During 2008, Viad recorded impairment charges of $11.2 million ($9.4 million after-tax) including $8.6 million primarily related to goodwill and other intangible assets at Becker Group and $2.6 million related to certain intangible assets associated with Melville.

(D)

Income Taxes — Income tax expense/benefit includes the favorable resolution of tax matters of $229,000 and $2.5 million in the fourth quarters of 2009 and 2008, respectively, and $3.5 million and $5.7 million in the 2009 and 2008 full years, respectively.

(E)

Income from Discontinued Operations — In 2009 and 2008, Viad recorded income from discontinued operations of $679,000 and $385,000, respectively, related to the reversal of certain liabilities associated with previously sold operations.

(F)

Income per Common Share — In the first quarter of 2009, Viad adopted the provisions of FSP EITF 03-6-1 (subsequently codified into FASB Accounting Standards Codification Topic 260) which affects Viad's calculation of income per common share using the two-class method. Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

		Three months ended December 31,				Year ended December 31,
	(000 omitted, except per share data)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

	Net income (loss) attributable to Viad	$(14,480)	$(3,003)	$(11,477)	**	$(104,711)	$43,373	$(148,084)	**
	Less: Allocation to nonvested shares	-	-	-	**	-	(961)	961	**
	Net income (loss) allocated to Viad common shareholders	$(14,480)	$(3,003)	$(11,477)	**	$(104,711)	$42,412	$(147,123)	**

	Weighted-average outstanding shares	19,988	19,928	60	0.3%	19,960	20,172	(212)	-1.1%

	Basic income (loss) per common share attributable to Viad common shareholders	$(0.72)	$(0.15)	$(0.57)	**	$(5.25)	$2.10	$(7.35)	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$(15,159)	$(3,598)	$(11,561)	**	$(105,390)	$42,988	$(148,378)	**
Impairment charges, net of tax	4,019	9,405	(5,386)	-57.3%	98,197	9,405	88,792	**
Restructuring charges, net of tax	4,446	392	4,054	**	8,677	317	8,360	**
Favorable resolution of tax matters	(229)	(2,529)	2,300	90.9%	(3,526)	(5,706)	2,180	38.2%
Income (loss) before other items	$(6,923)	$3,670	$(10,593)	**	$(2,042)	$47,004	$(49,046)	**

(per diluted share)

Income (loss) before other items:
Income (loss) from continuing operations attributable to Viad	$(0.76)	$(0.18)	$(0.58)	**	$(5.28)	$2.08	$(7.36)	**
Impairment charges, net of tax	0.20	0.47	(0.27)	-57.4%	4.92	0.46	4.46	**
Restructuring charges, net of tax	0.22	0.02	0.20	**	0.43	0.02	0.41	**
Favorable resolution of tax matters	(0.01)	(0.13)	0.12	92.3%	(0.18)	(0.28)	0.10	35.7%
Income (loss) before other items	$(0.35)	$0.18	$(0.53)	**	$(0.11)	$2.28	$(2.39)	**

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Adjusted EBITDA:
Net income (loss) attributable to Viad	$(14,480)	$(3,003)	$(11,477)	**	$(104,711)	$43,373	$(148,084)	**
Income from discontinued operations	(679)	(595)	(84)	14.1%	(679)	(385)	(294)	76.4%
Impairment charges	5,507	11,231	(5,724)	51.0%	116,863	11,231	105,632	**
Interest expense	467	449	18	-4.0%	1,690	1,757	(67)	3.8%
Income tax expense (benefit)	(8,904)	(1,854)	(7,050)	**	(28,639)	20,678	(49,317)	**
Depreciation and amortization	6,889	6,660	229	-3.4%	28,269	28,048	221	-0.8%
Adjusted EBITDA	$(11,200)	$12,888	$(24,088)	**	$12,793	$104,702	$(91,909)	-87.8%

	Three months ended December 31,				Year ended December 31,
(000 omitted)	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change

Free Cash Flow (Outflow):
Net cash provided by (used in) operating activities	$(7,890)	$13,342	$(21,232)	**	$(6,247)	$65,607	$(71,854)	**
Less:
Capital expenditures	(2,588)	(6,997)	4,409	63.0%	(21,315)	(39,046)	17,731	45.4%
Dividends paid	(822)	(811)	(11)	-1.4%	(3,292)	(3,302)	10	0.3%
Free cash flow (outflow)	$(11,300)	$5,534	$(16,834)	**	$(30,854)	$23,259	$(54,113)	**

** Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Carrie Long, Investor Relations
(602) 207-2681
clong@viad.com